Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS A RETURN TO PROFITABILITY
FOR THE FOURTH QUARTER OF 2012 AND
A SIGNIFICANT DECLINE IN NONPERFORMING ASSETS

Midlothian, Virginia, February 13, 2013.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported fourth quarter 2012 net income of $1,105,000 and net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $853,000, or $0.20 per fully diluted common share.  Those results compare to a net loss of $(6,915,000) and a net loss available to common shareholders of $(7,137,000), or $(1.68) per fully diluted common share, for the fourth quarter of 2011.  The key factors resulting in this significant improvement in profitability were declines in the provision for loan losses of $7,353,000 and income tax expense of $1,991,000, partially offset by an increase in expenses related to foreclosed real estate of $978,000.

For the year ended December 31, 2012, the Company had a net loss of $(10,399,000) and a net loss available to common shareholders of $(11,278,000), or $(2.65) per fully diluted common share.  This compares to a net loss for 2011 of $(11,820,000) and net loss available to common shareholders of $(12,703,000), or $(2.99) per fully diluted common share.

Fourth Quarter 2012 Highlights

➢
There was no provision for loan losses in the fourth quarter of 2012 compared to provisions of $700,000 in the third quarter of 2012 and $7,353,000 for the same period in 2011.  This was the most significant reason for our return to profitability in the fourth quarter of 2012.

➢
Pre-tax, pre-provision earnings in the fourth quarter of 2012 was $1,116,000 compared to $494,000 in the third quarter of 2012 and $2,441,000 for the same period in 2011.  The improvement from the third quarter is primarily attributable to lower expenses related to foreclosed real estate of $544,000 and the decline from the same quarter in 2011 is primarily attributable to higher expenses related to foreclosed real estate of $978,000.

➢
While there was no provision for loan losses in the fourth quarter, expenses and write-downs related to foreclosed assets increased to $1,180,000 compared to $202,000 for the same period in 2011.  For the year, the provision declined from $18,764,000 in 2011 to $9,095,000 in 2012, and expenses and write-downs related to foreclosed assets increased to $4,701,000 in 2012 compared to $1,414,000 in 2011.  These changes in expenses reflect resolution of nonperforming loans as we foreclose on real estate collateral and sell it.

➢
Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, decreased from $61,336,000 at September 30, 2012 to $45,809,000 at December 31, 2012, a decrease of $15,527,000, or 25%.  This follows a 17% decline in nonperforming assets in the third quarter of 2012.

➢
Our net interest margin improved to 3.78% for 2012 from 3.59% for 2011 as a result of a decline in the rate paid on interest-bearing liabilities of 30 basis points.  The net interest margin improved even though nonaccrual loans averaged $48 million in 2012 as compared to $26 million in 2011.  However, net interest income before provision for loan losses declined by $1,932,000, or 10%, from $19,634,000 for 2011 to $17,702,000 for 2012 primarily as a result of a decline in interest-bearing assets net of interest bearing-liabilities of $16,011,000.

➢	The Bank’s total risk-based and tier 1 leverage capital ratios were 10.04% and 6.52% at December 31, 2012 compared to 8.86% and 5.94% at September 30, 2012 and 10.26% and 6.46% at December 31, 2011.

Thomas W. Winfree, President and Chief Executive Officer, commented, “Our return to profitability in the fourth quarter of 2012 is very encouraging, however I am most encouraged about the significant decline of 25% in nonperforming assets in the fourth quarter.  Nonperforming assets are not only a continuing drag on earnings, but also cast a negative reflection on the financial strength of the Bank.  Decreasing the level of nonperforming assets has been a top priority for our management team and we have committed significant resources to this goal.  Accordingly, it is gratifying to me that this commitment is showing such positive results.”

Net Interest Income and Net Interest Margin

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Net interest income for the three months ended December 31, 2012 was $4,714,000, an increase of $18,000, or 0.4%, over net interest income of $4,696,000 for the same period in 2011.

Our net interest margin has increased each quarter over the last twelve months as reflected in the following table:

Net
Interest
Quarter Ended	Margin

December 31, 2011	3.30%
March 31, 2012	3.53%
June 30, 2012	3.65%
September 30, 2012	3.70%
December 31, 2012	4.25%

The significant increase in the net interest margin in the fourth quarter of 2012 is attributable to the recapture of interest on returning approximately $14.4 million of nonaccrual loans to accrual status during the quarter.  Net interest income for 2012 declined to $17,702,000 from $19,634,000 in 2011, a decline of $1,932,000, or 10%.  This decrease was a result of a decline in interest-bearing assets net of interest bearing-liabilities of $16,011,000.  However, the net interest margin for 2012 increased to 3.78% from 3.59% in 2011 primarily as a result of a 30 basis point decline in our cost of funds.

Asset Quality and Provision for Loan Losses

There was no provision for loan losses for the three months ended December 31, 2012 compared to a provision of $7,353,000 for the same period in 2011.  While we are encouraged by this decline in the provision for loan losses, overall asset quality continues to be a concern as there continues to be uncertainty in the economy and the level of nonperforming assets remains significant.

The following table reflects details related to asset quality and allowance for loan losses (dollars in thousands):

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2012	2012	2012	2012	2011

Loans 90 days past due and
still accruing	$115	$482	$199	$-	$1,172

Restructured loans not included in
nonaccrual loans	29,169	22,097	10,859	16,116	17,116

Nonaccrual loans	25,605	40,760	56,632	54,900	48,097

Other real estate owned	20,204	20,576	17,677	14,590	9,177

Allowance for loan losses
Beginning balance	$12,056	$14,866	$14,362	$16,071	$14,962
Provision for loan losses	-	700	6,660	1,735	7,353
Charge-offs	(1,494)	(3,579)	(6,291)	(3,535)	(6,283)
Recoveries	246	69	135	91	39
Ending balance	$10,808	$12,056	$14,866	$14,362	$16,071

Ratios
Allowance for loan losses to
Loans, net of unearned income	3.04%	3.21%	3.78%	3.48%	3.75%
Nonaccrual loans	42.21%	29.58%	26.25%	26.16%	33.41%
Nonperforming assets to total assets	8.98%	12.07%	14.17%	12.51%	9.85%

The allowance for loan losses as a percentage of net loans declined during 2012 primarily as a result of the significant charge-offs recognized during the year for which specific provisions for loan losses had been previously provided.

Mr. Winfree added, “We have made significant headway in addressing nonperforming assets and getting back to profitability in 2012.  While we recognize that the economy is still sluggish and we cannot predict future losses, we are optimistic about 2013.  We are seeing improvement in the housing market and the economy in general.”

Mr. Winfree continued, “The strength of the core earnings as well as the declining nonperforming assets makes me optimistic about the future and our ability to continue to be a financially strong Bank.  I want to thank our shareholders for their continued support during these very troubling times, and want to reassure them that we are doing the right things to ensure we will emerge as a strong and viable financial institution.”

Noninterest Income

Noninterest income decreased from $3,732,000 for the fourth quarter of 2011 to $3,440,000 for the same period in 2012, a decrease of $292,000, or 8%.  This decrease in noninterest income is primarily a result of lower gains on sale of securities of $854,000 offset by an increase in gains on loan sales from increased loan production by our mortgage banking subsidiary of $437,000.

Noninterest Expense

Noninterest expense increased from $5,987,000 for the fourth quarter of 2011 to $7,038,000 for the same period in 2012, an increase of $1,051,000 or 18%.  This increase is primarily attributable to an increase in expenses associated with foreclosed real estate of $978,000.  We believe that expenses associated with foreclosed real estate will continue to be significant in 2013 as we work through the disposition of nonperforming assets.

Consolidated Assets

Total assets increased by $1,787,000, or less than 1%, to $510,087,000 at December 31, 2012 from $508,300,000 at September 30, 2012.  Liquid assets (cash and due from, federal funds sold and investment securities available for sale) increased by $18,651,000 primarily as a result of a decrease in net portfolio loans of $18,181,000.

Total assets at December 31, 2012 represent a decrease of $71,617,000, or 12%, from total assets of $581,704,000 at December 31, 2011.  Declines in liquid assets of $14,664,000 and net portfolio loans of $67,677,000 were offset by an increase in loans held for sale of $8,020,000.

Given economic uncertainty as well as stress on our capital ratios resulting from operating losses, the Company adopted a balance sheet reduction plan that focused on the reduction of nonperforming assets and higher risk-weighted assets that will help increase capital ratios in three ways.  First, the lower overall asset size is more appropriately supported by the Company's capital base.  Second, the reduced risk profile of the Company's ensuing loan portfolio requires less capital support during times of economic stress.  Third, a reduced infrastructure reduces general and administrative expenses, which in turn benefits capital.  Consistent with the balance sheet reduction plan is the recently announced sale of our Robious branch which will reduce assets and liabilities by approximately $22 million.

Deposits and Other Borrowings

Deposits increased by $1,181,000, or less than 1%, from $435,142,000 at September 30, 2012 to $436,323,000 at December 31, 2012.  Checking and savings accounts increased by $4,495,000, money market accounts increased by $2,697,000 and time deposits decreased by $6,011,000.

Deposits at December 31, 2012 decreased by $49,198,000, or 10%, from $485,521,000 at December 31, 2011.  Checking and savings accounts increased by $1,895,000, money market accounts decreased by $9,481,000 and time deposits decreased by $41,612,000.

The decline in time deposits was a direct result of repricing maturing time deposits at rates below market for noncore depositors.  The overall decline in deposits during 2012 is consistent with our balance sheet reduction plan.  The cost of our interest bearing deposits declined to 1.20% for the fourth quarter of 2012 compared to 1.44% for the fourth quarter of 2011.

While the mix of our deposits continues to be weighted toward time deposits, such deposits represent only 56% of total deposits at December 31, 2012 compared to 59% at December 31, 2011.  As our branch network has increased and is more convenient to a larger segment of our targeted customer base, we have experienced a move to a higher percentage of our deposits in checking and money market accounts.

Other borrowings decreased by $499,000, or 1%, during the fourth quarter of 2012, and by $10,677,000, or 25%, during 2012 from $33,351,000 at September 30, 2012 and $43,529,000 at December 31, 2011 to $32,852,000 at December 31, 2012.  The decline in 2012 is primarily a result of the maturity and repayment of $9,750,000 in Federal Home Loan Bank advances.  The cost of borrowings increased to 2.62% for the fourth quarter of 2012 compared to 2.34% for the fourth quarter of 2011.

Equity

Consolidated stockholders’ equity totaled $24,965,000 at December 31, 2012, which represented a book value of $2.28 per common share.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This press release refers to the net interest margin which is calculated by dividing net interest income by total average earning assets.  We also refer to the efficiency ratio in this press release which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of core operational performance without the volatile credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	December 31,
	2012	2012	2011
		(Unaudited)
Balance Sheet Data
Total assets	$510,087	$508,184	$581,704
Investment securities	25,154	33,416	30,163
Loans held for sale	24,188	22,527	16,168
Loans, net	344,890	363,071	412,567
Deposits	436,323	435,142	485,521
Borrowings	41,616	42,115	52,293
Stockholders' equity	24,965	24,259	36,248
Book value per share	$2.28	$2.12	$7.81
Total shares outstanding	4,251,795	4,251,795	4,243,378

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	3.04%	3.21%	3.75%
Nonaccrual loans	42.21%	29.58%	33.41%
Nonperforming assets to total assets	8.98%	12.07%	9.85%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
Selected Operating Data
Interest income	$6,121	$6,518	$23,699	$27,980
Interest expense	1,407	1,822	5,997	8,346
Net interest income before
provision for loan losses	4,714	4,696	17,702	19,634
Provision for loan losses	-	7,353	9,095	18,764
Noninterest income	3,440	3,732	13,339	10,844
Noninterest expense	7,038	5,987	28,290	23,961
Income tax expense (benefit)	11	2,003	4,055	(427)
Net income (loss)	1,105	(6,915)	(10,399)	(11,820)
Net income (loss) available to
common shareholders	853	(7,137)	(11,278)	(12,703)
Income per share
Basic	$0.20	$(1.68)	$(2.65)	$(2.99)
Diluted	$0.20	$(1.68)	$(2.65)	$(2.99)

Performance Ratios
Return on average assets	0.87%	(4.41)%	(1.95)%	(1.94)%
Return on average equity	17.69%	(61.37)%	(32.28)%	(24.17)%
Net interest margin	4.25%	3.30%	3.78%	3.59%
Efficiency	86.31%	71.03%	91.14%	78.62%

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